EXECUTION VERSION

July 23, 2026
Bank of America, N.A.
One Bryant Park
New York, NY 10036

Fixed Dollar Accelerated Share Repurchase Transaction
Visteon Corporation
One Village Center Drive
Van Buren Township, MI 48111
___________________________________________________________________________________
Dear Sir/Madam:
The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Bank of America, N.A. (“Dealer”) and Visteon Corporation (“Issuer”) on the Trade Date specified below (the “Transaction”). This confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.
The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (as published by the International Swaps and Derivatives Association, Inc. (“ISDA”)) (the “Equity Definitions”) are incorporated into this Confirmation. The Transaction is a Share Forward Transaction for purposes of the Equity Definitions. Any reference to a currency shall have the meaning contained in Section 1.7 of the 2006 ISDA Definitions, as published by ISDA.
1.This Confirmation evidences a complete and binding agreement between Dealer and Issuer as to the terms of the Transaction to which this Confirmation relates and shall supersede all prior or contemporaneous written or oral communications with respect thereto. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement as if Dealer and Issuer had executed an agreement in such form on the date of this Confirmation without any Schedule except for (i) the election of New York law as the governing law (without reference to its choice of law provisions), (ii) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to Dealer as if (A) the “Threshold Amount” with respect to Dealer were equal to 3% of shareholders’ equity of Dealer’s ultimate parent as of the Trade Date, (B) the phrase “, or becoming capable at such time of being declared,” in Section 5(a)(vi)(1) were deleted, (C) “Specified Indebtedness” had the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business and (D) the following language were added to the end of Section 5(a)(vi): “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature, (y) funds were available to enable Dealer to make the payment when due, and (z) the payment is made within two Local Business Days after notice of such failure is given by the other party”, and (iii) the elections set forth in this Confirmation.
The Transaction shall be the only transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer and Issuer or any confirmation or other agreement between Dealer and Issuer pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Issuer, then, notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Issuer are parties, the Transaction shall not be considered a transaction under, or otherwise governed by, such existing or deemed to be existing ISDA Master Agreement.

If there is any inconsistency between the Agreement, this Confirmation and the Equity Definitions, the following will prevail for purposes of the Transaction in the order of precedence indicated: (i) this Confirmation; (ii) the Equity Definitions; and (iii) the Agreement.
2.The terms of the particular Transaction to which this Confirmation relates are as follows:

GENERAL TERMS:
Trade Date:    As specified in Schedule I
Buyer:    Issuer
Seller:    Dealer
Shares:    Common Stock, par value USD 0.01 per share, of Issuer (Ticker: VC)
Forward Price:    A price equal to (i) the arithmetic mean (not a weighted average, subject to “Market Disruption Event” below) of the 10b-18 VWAP on each Calculation Date during the Calculation Period minus (ii) the Discount.
Discount:    As specified in Schedule I
10b-18 VWAP:    On any Exchange Business Day, a price per Share equal to the volume-weighted average price of the Rule 10b-18 eligible trades in the Shares on such Exchange Business Day as reported on the screen entitled “VC <Equity> AQR SEC” or any successor page as reported by Bloomberg L.P. or any successor (without regard to pre-open or after-hours trading outside of any regular trading session for such Exchange Business Day or block trades (as defined in Rule 10b-18(a)(5) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”))) on such Exchange Business Day at 4:15 p.m. (New York City time) (or 15 minutes following the end of any extension of the regular trading session), or, if the price displayed on such screen is clearly erroneous, as determined by the Calculation Agent using, if practicable, a volume-weighted method (taking into account only those trades that are reported during the period of time during which Issuer could purchase its own shares under Rule 10b-18(b)(2) and are effected pursuant to the conditions of Rule 10b-18(b)(3), each under the Exchange Act).
Calculation Period:     The period from, and including, the Calculation Period Start Date to, and including, the Valuation Date.
Calculation Period Start Date:    The Prepayment Date
Calculation Dates:     As specified in Schedule I
Initial Shares:     As specified in Schedule I

Initial Share Delivery Date:     As specified in Schedule I. On the Initial Share Delivery Date, Seller shall deliver to Buyer a number of Shares equal to the Initial Shares in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date being deemed to be a “Settlement Date” for purposes of such Section 9.4.
Prepayment:     Applicable
Prepayment Amount:     As specified in Schedule I
Prepayment Date:    As specified in Schedule I
Exchange:    The Nasdaq Global Select Market
Related Exchange:    All Exchanges
Market Disruption Event:    The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” and inserting the words “at any time on any Scheduled Trading Day during the Calculation Period or Buyer Settlement Valuation Period” after the word “material,” in the third line thereof.
Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.
Notwithstanding anything to the contrary in the Equity Definitions, if any Scheduled Trading Day in the Calculation Period or in the Buyer Settlement Valuation Period (each such Scheduled Trading Day, an “Observation Day”) is a Disrupted Day (after giving effect to the immediately following three paragraphs), the Calculation Agent shall, in its commercially reasonable discretion, (x) postpone the Scheduled Valuation Date (in the case of a Disrupted Day in the Calculation Period) or (y) extend the Buyer Settlement Valuation Period (in the case of a Disrupted Day during the Buyer Settlement Valuation Period), in each case by one Scheduled Trading Day for every Observation Day that is a Disrupted Day during the Calculation Period or Buyer Settlement Valuation Period, as applicable. If the Calculation Agent, in its good faith and commercially reasonable discretion, determines that such Observation Day is a Disrupted Day in whole, then the Calculation Agent shall exclude the 10b-18 VWAP on such Observation Day in determining the Forward Price or Buyer Settlement Price, as applicable, and if the Calculation Agent, in its good faith and commercially reasonable discretion, determines that such

Observation Day is a Disrupted Day in part (it being understood that if Dealer has determined that a Disrupted Day has occurred pursuant to Section 8, such Disrupted Day shall be a Disrupted Day in full), then the Calculation Agent shall (x) determine the 10b-18 VWAP on such Observation Day based on Rule 10b-18 eligible trades in the Shares on such day taking into account the nature and duration of the relevant Market Disruption Event and (y) adjust in a commercially reasonable manner the weighting of the 10b-18 VWAP for such Observation Day for purposes of determining the Forward Price or the Buyer Settlement Price, as the case may be. For the avoidance of doubt, if the Calculation Agent, in its good faith and commercially reasonable discretion, determines that such Observation Day is a Disrupted Day in part, then such Disrupted Day shall be an Observation Day for purposes of calculating the Forward Price or Buyer Settlement Price, as applicable. The Calculation Agent shall promptly notify Issuer in writing of (A) circumstances giving rise to any such Disrupted Day and (B) any weighting, extension or suspension in connection therewith as soon as reasonably practicable (but no later than one Exchange Business Day) after the occurrence of such Disrupted Day.
Any Scheduled Trading Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be a Scheduled Trading Day. If a closure of the Exchange prior to its normal close of trading is scheduled (x) on any Scheduled Trading Day during the Calculation Period following the date hereof or (y) on any Scheduled Trading Day during the Buyer Settlement Valuation Period after the relevant Buyer Election Date, then such Scheduled Trading Day shall be deemed to be a Disrupted Day in full.
If a Disrupted Day occurs (or is deemed to occur) during the Calculation Period or the Buyer Settlement Valuation Period, as the case may be, and each of the five immediately following Scheduled Trading Days is a Disrupted Day (a “Disruption Event”), then such fifth Scheduled Trading Day shall be deemed to be an Exchange Business Day that is not a Disrupted Day and the Calculation Agent shall determine the 10b-18 VWAP for such fifth Scheduled Trading Day and each consecutive Disrupted Day thereafter using its good faith and commercially reasonable estimate of the value of the Shares on each such Scheduled Trading Day based on the volume, historical trading patterns and price of the Shares and such other factors as it deems appropriate and commercially reasonable.

Notwithstanding the foregoing, any Market Disruption Event that does not have a material impact on the ability of Dealer to transact in the Shares shall be deemed not to constitute a Market Disruption Event.
VALUATION:
Valuation Date(s):    The earlier of (i) the Scheduled Valuation Date and (ii) any earlier accelerated Valuation Date as a result of Dealer’s election in accordance with the immediately succeeding paragraph.
Dealer shall have the right, in its absolute discretion, to accelerate the Valuation Date, in whole or in part, to any Scheduled Trading Day that is on or after the Lock-Out Date and prior to the Scheduled Valuation Date by notice (such notice, an “Acceleration Notice”) to Issuer prior to 6:00 p.m., New York City time, on the exchange business day immediately following the accelerated Valuation Date (such date of notice, the “Acceleration Date”).
In the case of any acceleration of the Valuation Date in part (a “Partial Acceleration”), Dealer shall specify in its written notice to Issuer accelerating the Valuation Date the corresponding percentage of the Prepayment Amount that is subject to valuation, and the Calculation Agent shall adjust the terms of the Transaction as it deems appropriate, in a commercially reasonable manner, in order to take into account the occurrence of such Partial Acceleration (including cumulative adjustments to take into account all Partial Accelerations that occur during the term of the Transaction).
Scheduled Valuation Date:    As specified in Schedule I, subject to postponement in accordance with “Market Disruption Event” above.
Lock-Out Date:    As specified in Schedule I
SETTLEMENT TERMS:
Physical Settlement:    Applicable. On the Valuation Date (including the Acceleration Date, if applicable), the Calculation Agent shall calculate the Settlement Amount for the Transaction. The “Settlement Amount” for the Transaction is a number of Shares equal to (a) (i) the Prepayment Amount divided by (ii) the Forward Price minus (b) the Initial Shares, rounded to the nearest whole number of Shares.
If the Settlement Amount is positive, Seller shall deliver to Buyer a number of Shares equal to the Settlement Amount on the Settlement Date. If the Settlement Amount is negative, the provisions of Buyer Settlement shall apply.

Settlement Currency:    USD
Settlement Date:    The date that falls one Settlement Cycle after the Valuation Date or one Settlement Cycle after the Acceleration Date if prior to the Scheduled Valuation Date.
Buyer Settlement:    If the Settlement Amount is negative, Buyer Share Settlement shall apply provided that Buyer may elect that the Buyer Cash Settlement provisions apply in lieu of the Buyer Share Settlement provisions by written notice to Seller, which notice shall include a representation that Buyer is not on the date of such notice aware of any material non-public information with respect to the Shares and which shall be effective if received by Seller by the earlier of (i) the Scheduled Valuation Date and (ii) the Scheduled Trading Day immediately following the Acceleration Date, if any (such date, the “Buyer Election Date”).
Buyer Cash Settlement:     If Buyer Cash Settlement is applicable, then Buyer shall pay to Seller the absolute value of the Buyer Cash Settlement Amount on the Buyer Cash Settlement Payment Date.
Buyer Cash Settlement Amount:     An amount equal to (a) the Settlement Amount, multiplied by (b) the Buyer Settlement Price.
Buyer Settlement Price:     Subject to “Market Disruption Event” above, an amount equal to the arithmetic mean of the 10b-18 VWAP for each Exchange Business Day in the Buyer Settlement Valuation Period.
Buyer Settlement Valuation Period:     A number of Scheduled Trading Days determined in good faith by the Calculation Agent in its commercially reasonable discretion to be necessary for Seller to unwind its commercially reasonable hedge position in a commercially reasonable manner using commercially reasonable efforts, beginning on the first Scheduled Trading Day immediately following the Buyer Election Date, subject to “Market Disruption Event” above.
Buyer Cash Settlement Payment Date:     The Currency Business Day immediately following the last day of the Buyer Settlement Valuation Period.
Buyer Share Settlement:    If Buyer Share Settlement is applicable, on the Settlement Date, Buyer shall deliver to Seller a number of Shares equal to 102% of the absolute value of the negative Settlement Amount.
Other Applicable Provisions:    The last sentence of Section 9.2, Sections 9.8, 9.9, 9.10 and 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Buyer is the issuer of the Shares) and Section 9.12 of the Equity Definitions will be applicable to the Transaction.
Cancellation Amount:    Section 12.8(d) of the Equity Definitions shall be amended by deleting the second sentence thereof and Section 12.8(e) of the Equity Definitions shall be amended by replacing the words “the Determining Party may in addition consider in calculating a Cancellation Amount any loss or cost incurred in connection with its terminating, liquidating or re-establishing any hedge related to such Transaction (or any gain resulting from any of them)” with the words “the Determining Party shall in addition consider in calculating a Cancellation Amount any loss or cost incurred in connection with its terminating, liquidating or re-establishing any hedge related to such Transaction and shall, in calculating any Cancellation Amount, consider any gain resulting from its terminating, liquidating or re-establishing any hedge related to such Transaction”.
SHARE ADJUSTMENTS:
Different Dividend:    For any calendar quarter, any dividend or distribution on the Shares with an ex-dividend date occurring during such calendar quarter (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions) (a “Dividend”) the amount or value of which (as determined by the Calculation Agent), when aggregated with the amount or value (as determined by the Calculation Agent) of any and all previous Dividends with ex-dividend dates occurring in the same calendar quarter, differs from the Ordinary Dividend Amount.
Ordinary Dividend Amount:    As specified in Schedule I. For the avoidance of doubt, the Transaction shall not be adjusted for any dividend or distribution on the Shares that equals the Ordinary Dividend Amount.
Extraordinary Dividend:    The per Share cash dividend or distribution, or a portion thereof, declared by Issuer on the Shares that is classified by the board of directors of Issuer as an “extraordinary” dividend.
Consequences of Different Dividend:    The declaration by Issuer of any Different Dividend, the ex-dividend date for which occurs or is scheduled to occur during the Relevant Dividend Period (as defined below) for the Transaction, shall constitute an Additional Termination Event in respect of such Transaction, with Buyer as the sole Affected Party and such Transaction as the sole Affected Transaction. For the avoidance of doubt, the Early Termination Amount under an Additional Termination Event as a result of the declaration of any Different Dividend shall not take into account such Different Dividend.
Early/Late Ordinary Dividend Payment:    If an ex-dividend date for any Dividend that is neither (x) a dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions nor (y) an Extraordinary Dividend, occurs during any calendar quarter occurring (in whole or in part) during the Relevant Dividend Period and such ex-dividend date is not on the Scheduled Ex-Dividend Date for such calendar quarter, the Calculation Agent shall, in good faith and in a commercially reasonable manner, make such adjustment to the exercise, settlement, payment or any other terms of the Transaction as the Calculation Agent determines appropriate to account for the economic effect solely due to the timing of such dividend on the Transaction.
Scheduled Ex-Dividend Dates:    As specified in Schedule I.
Relevant Dividend Period:    The period from, and including, the Trade Date for the Transaction to, and including, the later of (i) the fifth Scheduled Trading Day following the Scheduled Valuation Date for the Transaction and (ii) the last day of any Buyer Settlement Valuation Period for the Transaction.
Potential Adjustment Event:    Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, no Permitted OMR Transaction (as defined below) shall constitute a Potential Adjustment Event.
Method of Adjustment:    Calculation Agent Adjustment
EXTRAORDINARY EVENTS:
Consequences of Merger Events:
Share-for-Share:    Modified Calculation Agent Adjustment
Share-for-Other:    Cancellation and Payment
Share-for-Combined:    Component Adjustment
Tender Offer:    Applicable, provided that Section 12.1(d) of the Equity Definitions shall be amended by replacing the reference to “10%” with “25%”.
Consequences of Tender Offers:
Share-for-Share:    Modified Calculation Agent Adjustment
Share-for-Other:    Modified Calculation Agent Adjustment
Share-for-Combined:    Modified Calculation Agent Adjustment

New Shares:    In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) thereof shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of The Nasdaq Global Select Market, The Nasdaq Global Market or The New York Stock Exchange (or their respective successors)”.
Composition of Combined Consideration:        Not Applicable
Nationalization, Insolvency or Delisting:    Cancellation and Payment; provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market, The Nasdaq Global Market, the Nasdaq Capital Market or NYSE American (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.
ADDITIONAL DISRUPTION EVENTS:
Change in Law:    Applicable; provided that (a) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or announcement or statement of, the formal or informal interpretation”, (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position” and (iii) adding the words “, or holding, acquiring or disposing of Shares or any Hedge Position relating to,” after the word “under” in clause (Y) thereof and (b) Dealer shall not terminate the Transaction for a Change in Law referred to in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions except to the extent it is exercising its right to terminate as a result of such “Change in Law” with respect to other similarly situated counterparties in respect of similar transactions; provided further that (i) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and (ii) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.
Failure to Deliver:    Applicable
Insolvency Filing:    Applicable
Hedging Disruption:    Not Applicable
Increased Cost of Hedging:    Not Applicable
Loss of Stock Borrow:    Applicable
    Maximum Stock Loan Rate:    As specified in Schedule I
Increased Cost of Stock Borrow:    Applicable
    Initial Stock Loan Rate:    As specified in Schedule I
Determining Party:    For all applicable events, Dealer
Hedging Party:    For all applicable events, Dealer
Non-Reliance:    Applicable
Agreements and Acknowledgments
Regarding Hedging Activities:    Applicable
Additional Acknowledgments:    Applicable
Hedging Adjustments:    Whenever the Calculation Agent, Determining Party, or Hedging Party, as the case may be, is called upon to make a judgement, determination, calculation or adjustment or exercise its discretion pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent, Determining Party, or Hedging Party shall make such judgement, determination, calculation or adjustment in a commercially reasonable manner and by reference to the effect of such event on Dealer with the Calculation Agent, Determining Party or Hedging Party, as the case may be, assuming that Dealer maintains a commercially reasonable Hedge Position in respect of the Transaction.
3.Calculation Agent: Dealer; provided that, notwithstanding anything to the contrary, all determinations, adjustments and calculations performed by Dealer in its capacity as Calculation Agent, as well as any determinations, adjustments or calculations by Dealer in any other capacity, pursuant to this Confirmation, the

Agreement and the Equity Definitions, shall be made in good faith and in a commercially reasonable manner, including, without limitation, with respect to calculations, adjustments and determinations that are made in its sole discretion or otherwise. In the event the Calculation Agent or Dealer makes any calculation, adjustment or determination pursuant to this Confirmation, the Agreement or the Equity Definitions, the Calculation Agent or Dealer, as the case may be, shall promptly provide an explanation in reasonable detail of the basis for any such determination, adjustment or calculation upon written request by Issuer and within five (5) Exchange Business Days of such request (including any quotations, market data or information from external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing the Calculation Agent's or Dealer’s proprietary or confidential models or other information that is proprietary or confidential or subject to contractual, legal or regulatory obligations to not disclose such information). Following the occurrence of an Event of Default pursuant to Section 5(a)(vii) of the Agreement with respect to which Dealer is the Defaulting Party, Issuer shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act, during the period commencing on the date such Event of Default occurred and ending on the Early Termination Date with respect to such Event of Default, as the Calculation Agent. The Calculation Agent and/or Dealer (in any capacity) shall use commercially reasonable efforts to make any adjustment required or, to the extent it makes any such adjustment, permitted to be made to the terms of the Transaction as promptly as reasonably practicable following the occurrence of the event giving rise to any such adjustment, and shall use commercially reasonable efforts to notify Issuer of the event giving rise to such adjustment, the terms being adjusted and, for each term so adjusted, such term, in each case, as promptly as reasonably practicable after giving effect to such adjustment, but in any event shall provide such notice within five (5) Exchange Business Days. Any adjustment to the terms of the Transaction, or the determination of any amounts due upon termination of the Transaction as a result of a Merger Event or Tender Offer shall take into account, and shall not duplicate the economic effects of, any extension or other adjustment hereunder (including, without limitation, any adjustment in Section 7 below).

4.Account Details and Notices:
(a)Account for delivery of Shares to Issuer:
    To be provided separately in writing.
(b)Account for payments to Issuer:
    To be provided separately in writing.
(c)Account for delivery of Shares to Dealer:
To be communicated separately upon request
(d)Account for payments to Dealer:
Bank of America
New York, NY
SWIFT: [***]
Bank Routing: [***]
Account Name: [***]
Account No.: [***]

(e)For purposes of this Confirmation:
(i)Address for notices or communications to Issuer:

Visteon Corporation
One Village Center Drive
Van Buren Township, MI 48111
Attention: [***]

Email: [***]
(ii)Address for notices or communications to Dealer:
Bank of America, N.A.
Bank of America Tower
One Bryant Park, 8th Fl.
New York, NY 10036
Attention: [***]
Telephone: [***]
Email: [***]

5.Amendments to the Equity Definitions and the Agreement.
(a)Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “a material economic effect on the Shares or the relevant Transaction; provided that such event is not based on (a) an observable market, other than the market for Issuer’s own stock, or (b) an observable index, other than an index calculated and measured solely by reference to Issuer’s own operations.”
(b)The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction or Share Forward Transaction, then, following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material economic effect on the Transaction and, if so, will in its good faith and commercially reasonable discretion (i) make appropriate adjustment(s), if any, to any one or more of:’ and the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Share)” and replacing such latter phrase with the words “(provided that, solely in the case of Sections 11.2(e)(i), (ii)(A) and (iv), no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares, but, for the avoidance of doubt, solely in the case of Sections 11.2(e)(ii)(B) through (D), (iii), (v), (vi) and (vii), adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to the Transaction)”.
(c)Section 11.2(e)(vii) of the Equity Definitions is hereby amended by (i) deleting the words “diluting or concentrative” and replacing them with the words “a material economic”, (ii) replacing the word “event” with the words “corporate action by the Issuer that is not based on (a) an observable market, other than the market for Issuer’s own stock, or (b) an observable index, other than an index calculated and measured solely by reference to Issuer’s own operations,” and (iii) adding the phrase “or the relevant Transaction” at the end of the sentence.

(d)Section 12.6(c)(ii) of the Equity Definitions is hereby amended by replacing the words “the Transaction will be cancelled,” in the first line with the words “Dealer will have the right to cancel the Transaction,”.
(e)Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and (B) replacing the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares” with the phrase “such Lending Party does not lend Shares” in the penultimate sentence.
(f)Section 12.9(b)(v) of the Equity Definitions is hereby amended by (A) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and (B)(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and (3) replacing in the penultimate sentence the words “either party” with “the Hedging Party” and (4) deleting clause (X) in the final sentence.
(g)Section 12(a) of the Agreement is hereby amended by (1) deleting the phrase “or email” in the third line thereof and (2) deleting the phrase “or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day” in the final clause thereof.
6.Alternative Termination Settlement.

In the event that (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to all holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Issuer’s control or (iii) an Event of Default in which Issuer is the Defaulting Party or a Termination Event in which Issuer is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Issuer’s control), if either party would owe any amount to the other party pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Amount”), then, unless Issuer makes an election, no later than the Early Termination Date or the date on which such Transaction is terminated or cancelled, that such payment shall be paid as set forth under the Agreement or Equity Definitions, as the case may be (which election shall be effective only if Issuer represents in writing to Dealer that, as of the date of such election, Issuer is not in possession or otherwise aware of any material nonpublic information regarding Issuer or the Shares), Issuer or Dealer, as the case may be, shall deliver to the other party a number of Shares (or a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in the case of a Nationalization, Insolvency or Merger Event, as the case may be (each such unit, an “Alternative Delivery Unit”)), with a value equal to the Payment Amount as determined by the Calculation Agent over a commercially reasonable period of time in a commercially reasonable manner. In determining the number of Shares (or Alternative Delivery Units) required to be delivered under this provision, the Calculation Agent may take into account the market price of the Shares (or Alternative Delivery Units) on the Early Termination Date or the date of early cancellation or termination, as the case may be. Additionally, (x) if such delivery is made by Dealer, the Calculation Agent shall take into account the prices at which Dealer purchases Shares (or Alternative Delivery Units) in a commercially reasonable manner and within a commercially reasonable time period to fulfill its delivery obligations under this Section 6, provided that such prices reflect the then-prevailing market prices of Shares (or Alternative Delivery Units), and (y) if such delivery is made by Issuer, the Calculation Agent shall apply a commercially reasonable illiquidity discount and take into account any commercially reasonable carrying charges and expenses incurred in connection with the restricted status of such Shares under applicable securities laws.

7.Special Provisions for Acquisition Transaction Announcements.
(a)If an Acquisition Transaction Announcement occurs on or prior to the final Valuation Date, the Calculation Agent will, in good faith and in a commercially reasonable manner, determine the economic effect on the Transaction of such Acquisition Transaction Announcement. If the Calculation Agent determines that such economic effect on the Transaction is material, then the Calculation Agent shall, in order for Dealer to maintain a commercially reasonable hedge position with respect to the Transaction, make such adjustments in a commercially reasonable manner to the exercise, settlement, payment or any other terms of the Transaction as the Calculation Agent determines appropriate (including, without limitation and for the avoidance of doubt, adjustments that would allow the Settlement Amount to be less than zero), to account for such economic effect, on the earliest to occur of the Settlement Date, an Early Termination Date, any date of cancellation pursuant to Article 12 of the Equity Definitions or within a commercially reasonable period of time after any other date with respect to which the event underlying such Acquisition Transaction Announcement is cancelled, withdrawn, discontinued or otherwise terminated. If an Acquisition Transaction Announcement occurs after the Trade Date but prior to the Lock-Out Date, the Lock-Out Date shall be deemed to be the date of such Acquisition Transaction Announcement.
(b)“Acquisition Transaction Announcement” means (i) the announcement of an Acquisition Transaction, (ii) an announcement that Issuer or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding that, if consummated, would result in an Acquisition Transaction, (iii) the announcement by Issuer of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, an Acquisition Transaction, (iv) any other announcement by Issuer or any of its subsidiaries that in the commercially reasonable judgment of the Calculation Agent is reasonably likely to result in an Acquisition Transaction or (v) any announcement subsequent to an Acquisition Transaction Announcement relating to any material change or amendment to the subject matter of a prior Acquisition Transaction Announcement by Issuer, any of its controlled subsidiaries, or any entity or an affiliate or agent of any entity that is (or is reasonably expected to become) party to the applicable Acquisition Transaction (any such entity, a “Valid Third-Party Entity”). The term “announcement” as used in the definition of Acquisition Transaction Announcement refers to any public statement and/or any announcement related to an Acquisition Transaction made by Issuer, any of its controlled subsidiaries or any Valid Third-Party Entity.
(c)“Acquisition Transaction” means (i) any Merger Event (for purposes of this definition, the definition of Merger Event shall be read with the references therein to “100%” being replaced by “30%” and to “50%” by “75%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), Tender Offer or Merger Transaction (as defined below) or any other transaction involving the merger of Issuer with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Issuer, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction, (iv) any acquisition or disposition by Issuer or any of its subsidiaries where the aggregate consideration paid or received by Issuer or its subsidiaries exceeds 25% of the market capitalization of Issuer as of the date of such announcement and (v) any transaction with respect to which Issuer or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).
8.Dealer Adjustments.

In the event that Dealer reasonably determines, in good faith and based on the advice of counsel, that it is appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures similarly applicable to transactions of the type of the Transaction contemplated hereby and consistently applied (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer, and including, without limitation, Rule 10b-18, Rule 10b-5, Regulations 13D-G and Regulations 14D-E, each under the Exchange Act), for Dealer to refrain from purchasing Shares or engaging in other market activity or to purchase fewer than the number of Shares or to engage in fewer or smaller other market transactions than Dealer would otherwise purchase or engage in to maintain, establish or unwind a commercially reasonable hedge position (such determination, a “Regulatory Disruption”) on any Scheduled Trading Day(s) on or prior to the conclusion of the Potential Purchase Period (as defined below), then Dealer may, in its good faith reasonable discretion, elect by written notice to Issuer that a Market Disruption Event shall be deemed to have occurred and will be continuing on any such Scheduled Trading Day(s) and each such Scheduled Trading Day shall be a Disrupted Day in full (and, for the avoidance of doubt, not in part) (subject to “Market Disruption Event” above). Dealer shall promptly notify Issuer upon exercising its rights pursuant to this provision and shall subsequently notify Issuer in writing on the Scheduled Trading Day Dealer reasonably believes in good faith and upon the advice of counsel that it may resume its market activity. Dealer shall make its determination pursuant to the first sentence of this section in a manner consistent with determinations made with respect to other issuers under similar facts and circumstances.
9.Covenants.
Issuer covenants and agrees that:
(a)Until the end of the Potential Purchase Period (as defined below), neither it nor any of its affiliated purchasers (as defined in Rule 10b-18 under the Exchange Act, “Rule 10b-18”) shall, without the prior written consent of Dealer, directly or indirectly (including by means of a derivative instrument), purchase any Shares (including by means of a derivative instrument), listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for, Shares) on any Calculation Date or, if applicable, Buyer Settlement Valuation Period. Notwithstanding the foregoing, (i) purchases of Shares that do not constitute “Rule 10b-18 purchases” under subparagraphs (ii) or (iii) of Rule 10b-18(a)(13), (ii) withholding or repurchases of Shares to cover amounts payable (including tax liabilities and/or payment of exercise price) in respect of equity awards under the Issuer’s equity plans or in respect of the exercise of employee stock options or the vesting of restricted stock or stock units, (iii) purchases of Shares pursuant to Issuer’s employee share purchase plan, (iv) privately negotiated (off-market) transactions by Issuer, not involving any derivative instrument, to purchase Shares from existing holders of Shares in transactions that do not result in, or relate to, purchases of Shares in the public market by such existing holders in connection with such transactions and (v) purchases of Shares through Dealer or an affiliate of Dealer pursuant to any Rule 10b5-1 repurchase plan or Rule 10b-18 repurchase (in the case of clause (v), so long as, on any Exchange Business Day, purchases do not exceed the Designated OMR Threshold specified in Schedule I on such Calculation Date (“Permitted OMR Transaction”)), shall, in each case, not be subject to this Section 9(a). “Potential Purchase Period” means the period from, and including, the Scheduled Trading Day immediately succeeding the Trade Date to, and including, the latest of (i) if applicable, the last day of any Buyer Settlement Valuation Period, (ii) the earlier of (A) the last day of the Calculation Period and (B) the Scheduled Valuation Date and (iii) if an Early Termination Date occurs or the Transaction is cancelled pursuant to Article 12 of the Equity Definitions, a date determined by Dealer in its commercially reasonable discretion and communicated to Issuer no later than the Exchange Business Day immediately following such date (or, in the absence of such communication, the date that is five Exchange Business Days immediately following such date).

(b)It will comply with all laws, rules and regulations applicable to it (including, without limitation, the Securities Act of 1933 (the “Securities Act”) and the Exchange Act) in connection with the transactions contemplated by this Confirmation.

(c)Without limiting the generality of Section 13.1 of the Equity Definitions, it is not relying, and has not relied, upon Dealer or any of its representatives or advisors with respect to the legal, accounting, tax or other implications of this Confirmation and that it has conducted its own analyses of the legal, accounting, tax and other implications of this Confirmation, and that Dealer and its affiliates may from time to time effect transactions for their own account or the account of customers and hold positions in securities or options on securities of Issuer and that Dealer and its affiliates may continue to conduct such transactions during the term of this Confirmation. Without limiting the generality of the foregoing, Issuer acknowledges that Dealer is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.
(d)The Shares are not, and Issuer will not cause the Shares to be, subject to a “restricted period” (as defined in Regulation M promulgated under the Exchange Act) at any time during any Potential Purchase Period unless Issuer has provided written notice to Dealer of such restricted period not later than the Scheduled Trading Day immediately preceding the first day of such “restricted period”; Issuer acknowledges that any such notice may cause a Disrupted Day to occur. Issuer acknowledges that its delivery of such notice must comply with the standards set forth in Section 10(c).
(e)It will not during the term of the Transaction make, or, to the extent within its control, permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the open or after the close of the regular trading session on the Exchange for the Shares, except to the extent required by any law, rule or regulation applicable to Issuer. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization of Issuer as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act (for the avoidance of doubt, taking into account the exception in Rule 10b-18(a)(13)(iv)(A)).
(f)Not later than 9:30 AM New York City time on the day following the announcement of a Merger Transaction, Issuer shall provide Dealer with written notice, which notice shall specify (i) the nature of such announcement; (ii) Issuer’s average daily “Rule 10b-18 purchases” as defined in Rule 10b-18 during the three full calendar months immediately preceding such announcement that were not effected through Dealer or its affiliates and (iii) the number of Shares purchased pursuant to the block purchase proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the date of such announcement. Such written notice shall be deemed to be a certification by Issuer to Dealer that such information is true and correct. Issuer understands that Dealer will use this information in calculating the trading volume for purposes of Rule 10b-18. In addition, Issuer shall promptly provide written notice to Dealer of the occurrence of the completion of such transaction or the completion of the vote by target shareholders related to such transaction.
(g)(A) Any Shares or Alternative Delivery Units delivered to Dealer may be transferred by and among Dealer and its affiliates and Issuer shall effect such transfer without any further action by Dealer and (B) after the period of 6 months from the date that Issuer elects to deliver any Shares or Alternative Delivery Units pursuant to the terms of this Transaction (or no later than 1 year from such date, if at the time of Dealer’s or its affiliate’s request, the informational requirements of Rule 144 under the Securities Act are not satisfied with respect to Issuer) has elapsed in respect of any such election to deliver Shares or Alternative Delivery Units to Dealer, Issuer shall use reasonable best efforts to promptly remove, or cause the transfer agent for such Shares or Alternative Delivery Units to remove, any legends referring to any restrictions or requirements related to any applicable securities laws upon request by Dealer (or such affiliate of Dealer) to Issuer or such transfer agent, without any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer). Notwithstanding anything to the contrary herein, to the extent the provisions of Rule 144 of the Securities Act or any successor rule are amended, or the applicable interpretation thereof by the Securities and Exchange Commission or any court change after the Trade Date, the agreements of Issuer herein shall be deemed modified to the extent necessary, as reasonably determined by Dealer, to comply with Rule 144 of the Securities Act, as in effect at the time of delivery of the relevant Shares or Alternative Delivery Units.
10.Representations, Warranties, Acknowledgments, and Agreements.
(a)Issuer hereby represents and warrants to Dealer on the date hereof and on and as of the Initial Share Delivery Date that:
(i)Issuer (A) is not aware of any material nonpublic information regarding Issuer or the Shares and is entering into the Transaction in good faith and not as part of a plan or scheme to evade the prohibitions of federal securities laws, including, without limitation, Rule 10b-5 under the Exchange Act and (B) agrees not to alter or deviate from the terms of this Confirmation or enter into or alter a corresponding or hedging transaction or position with respect to the Shares (including, without limitation, with respect to any securities convertible or exchangeable into the Shares) during the term of this Confirmation. For the avoidance of doubt, any Permitted OMR Transaction (as defined below) shall not fall within the ambit of the previous sentence. Without limiting the generality of the foregoing, all reports and other documents filed by Issuer with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents) do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.
(ii)The transactions contemplated by this Confirmation have been authorized under Issuer’s publicly announced program to repurchase Shares prior to the Trade Date.
(iii)Issuer is not entering into the Transaction or making any election hereunder to facilitate a distribution of the Shares (or any security convertible into or exchangeable for Shares) or in connection with a future issuance of securities.
(iv)Issuer is not entering into the Transaction or making any election hereunder to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress the price of the Shares (or any security convertible into or exchangeable for Shares) in violation of the federal securities laws.
(v)There have been no purchases of Shares in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for Issuer or any of its affiliated purchasers during each of the four calendar weeks preceding the Trade Date and during the calendar week in which the Trade Date occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each as defined in Rule 10b-18).
(vi)Issuer is as of the date hereof, the Prepayment Date, any Buyer Election Date and any Buyer Cash Settlement Payment Date, and after giving effect to the transactions contemplated hereby will be, Solvent. As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (A) the present fair market value (or present fair saleable value) of the assets of Issuer is not less than the total amount required to pay the liabilities of Issuer on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (B) Issuer is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (C) assuming consummation of the transactions as contemplated by this Confirmation, Issuer is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature, (D) Issuer is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which Issuer is engaged, (E) Issuer is not a defendant in any civil action that could reasonably be expected to result in a judgment that Issuer is or would become unable to satisfy, (F) Issuer is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and (G) Issuer would be able to purchase Shares with an aggregate purchase price equal to the Prepayment Amount in compliance with the corporate laws of the jurisdiction of its incorporation.
(vii)Issuer is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
(viii)No state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.
(ix)Issuer (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50,000,000 as of the date hereof.
(b)Issuer acknowledges and agrees that the Initial Shares may be sold short to Issuer. Issuer further acknowledges and agrees that Dealer may purchase Shares in connection with the Transaction, which Shares may be used to cover all or a portion of such short sale or may be delivered to Issuer. Such purchases and any other market activity by Dealer will be conducted independently of Issuer by Dealer as principal for its own account. All of the actions to be taken by Dealer in connection with the Transaction shall be taken by Dealer independently and without any advance or subsequent consultation with Issuer.
(c)It is the intent of the parties that the Transaction comply with the requirements of Rule 10b5-1(c)(1)(i) (B) of the Exchange Act, and the parties agree that this Confirmation shall be interpreted to comply with the requirements of such rule, and Issuer shall not take any action that results in the Transaction not so complying with such requirements. Without limiting the generality of the preceding sentence,

Issuer acknowledges and agrees that (A) Issuer does not have, and shall not attempt to exercise, any influence over how, when or whether Dealer effects any market transactions in connection with the Transaction and (B) neither Issuer nor its officers or employees shall, directly or indirectly, communicate any information regarding Issuer or the Shares to any employee of Dealer or its Affiliates, other than employees identified by Dealer to Issuer in writing as employees not responsible for executing market transactions in connection with the Transaction. Issuer also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification, waiver or termination shall be made at any time at which Issuer is aware of any material nonpublic information regarding Issuer or the Shares.
(d)Each of Issuer and Dealer represents and warrants to the other that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended.
(e)Each of Issuer and Dealer acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act by virtue of Section 4(a)(2) thereof. Accordingly, it represents and warrants to the other party that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.
11.Acknowledgements of Issuer Regarding Hedging and Market Activity.
Issuer agrees, understands and acknowledges that:
(a)During the term of the Transaction, Dealer and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative transactions in order to establish, maintain, adjust or unwind its Hedge Position with respect to the Transaction.
(b)Dealer and its Affiliates also may be active in the market for the Shares or options, futures contracts, swaps or other derivative transactions relating to the Shares other than in connection with hedging activities in relation to the Transaction.
(c)Dealer shall make its own determination as to whether, when and in what manner any hedging or market activities in Issuer’s securities or other securities or transactions shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Transaction.
(d)Any such market activities of Dealer and its Affiliates may affect the market price and volatility of the Shares, including the 10b-18 VWAP, the Forward Price, and the Buyer Settlement Price, each in a manner that may be adverse to Issuer.
12.Other Provisions.

(a)Issuer agrees and acknowledges that Dealer is a “financial institution,” “financial participant” and “swap participant” within the meaning of Sections 101(22), 101(22A) and 101(53C) of the Bankruptcy Code. The parties hereto further agree and acknowledge that it is the intent of the parties that (A) this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount,” “offset or net out” or “other transfer obligation” within the meaning of Section 362(b) of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546(e) of the Bankruptcy Code, (B) this Confirmation is a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “transfer” within the meaning of Section 546(g) of the Bankruptcy Code, (C) the rights given to Dealer under this Confirmation and under the Agreement upon the occurrence of an Event of Default with respect Issuer constitute “contractual rights” to cause the liquidation, termination or acceleration of or the offset or net out termination values under or in connection with a “securities contract” and a “swap agreement”, (D) this Confirmation is a “master netting agreement’ as defined in 101(38A) of the Bankruptcy Code and (E) Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 546(g), 548(d)(2), 555, 560, and 561 of the Bankruptcy Code.
(b)Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Issuer with respect to the Transaction that are senior to the claims of common stockholders of Issuer in any United States bankruptcy proceedings of Issuer; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Issuer of its obligations and agreements with respect to the Transaction; provided further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than this Transaction.
(c)Notwithstanding any provision of this Confirmation or any other agreement between the parties to the contrary, neither the obligations of Issuer nor the obligations of Dealer hereunder are secured by any collateral, security interest, pledge or lien.
(d)Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.
(e)Notwithstanding anything to the contrary herein, Dealer may, by prior notice to Issuer, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date. Any Shares delivered pursuant to this provision shall be included in the calculation of the Settlement Amount.
(f)It shall constitute an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Issuer is the sole Affected Party if at any time on or prior to the Valuation Date, the 10b-18 VWAP is at or below the Threshold Price (as specified in Schedule I) for five consecutive Exchange Business Days.
(g)With respect to purchases of Shares by Dealer in connection with the Transaction during the Calculation Period (other than any purchases made by Dealer in connection with dynamic hedge adjustments of Dealer’s exposure to the Transaction as a result of any equity optionality contained in the Transaction, including, for the avoidance of doubt, timing optionality), Dealer will use good faith, commercially reasonable efforts to effect such purchases in a manner so that, if such purchases were made by Issuer, they would meet the requirements of Rule 10b-18(b)(2), (3) and (4), and effect calculations in respect thereof, taking into account any applicable Securities and Exchange Commission no-action letters as appropriate and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond Dealer’s control. Notwithstanding the foregoing, Dealer shall not be responsible for any failure to comply with Rule 10b-18(b)(3) to the extent any transaction that was executed (or deemed to be executed) by or on behalf of Issuer or an “affiliated purchaser” (as defined under Rule 10b-18) pursuant to a separate agreement is not deemed to be an “independent bid” or an “independent transaction” for purposes of Rule 10b-18(b)(3).
13.Credit Support Documents and Set-Off.
The parties hereto acknowledge that the Transaction is not secured by any collateral that would otherwise secure the obligations of Issuer herein or pursuant to the Agreement. Obligations under the Agreement shall not be subject to any Set-off by either party against the obligations of the other party or of that other party’s affiliates. “Set-off” means set-off, offset, combination of accounts, right of retention or withholding or similar right or requirement to which the relevant payer of an amount is entitled or subject (whether arising under the Agreement, another contract, applicable law or otherwise that is exercised by, or imposed on, such payer.
14.Share Caps.
Notwithstanding any other provision of this Confirmation or the Agreement to the contrary, in no event shall Issuer be required to deliver to Dealer in the aggregate a number of Shares that exceeds the Share Cap as of the date of delivery (as specified in Schedule I). For the avoidance of doubt, if the absolute value of the Settlement Amount owed by Buyer exceeds the Share Cap and Buyer Share Settlement applies, the number of Shares comprising the absolute value of the Settlement Amount shall be subject to the Share Cap and the Buyer shall have no obligation to deliver cash with respect to the portion of the Settlement Amount that was undelivered in respect of the Share Cap. The Share Cap shall not be subject to adjustment except upon the occurrence of events that are within the control of the Buyer.
Notwithstanding anything to the contrary in this Confirmation, in no event shall Dealer be required to deliver any Shares in excess of the Maximum Number of Shares (as specified in Schedule I).
15.Transfer and Assignment.
Dealer may not transfer or assign its rights and obligations under this Confirmation hereto without the prior written consent of Issuer other than pursuant to Section 7 of the Agreement; provided that Issuer may not unreasonably withhold or delay its consent with respect to any proposed transfer or assignment by Dealer to any of its Affiliates of equivalent credit quality (or whose obligations are guaranteed by an entity of equivalent credit quality). Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Issuer, Dealer may designate any of its Affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations without the written consent of Issuer. Dealer shall be discharged of its obligations to Issuer only to the extent of any such performance. For the avoidance of doubt, Dealer hereby acknowledges that notwithstanding any such designation hereunder, to the extent any of Dealer’s obligations in respect of the Transaction are not completed by its designee, Dealer shall be obligated to continue to perform or to cause any other of its designees to perform in respect of such obligations.
16.Delivery of Cash.
For the avoidance of doubt, nothing in this Confirmation shall be interpreted as requiring Issuer to deliver cash in respect of the settlement of the Transaction following payment by Issuer of the relevant Prepayment Amount, except in circumstances where the required cash settlement thereof is permitted for classification of the contract as equity by ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity, as in effect on Trade Date.
17.Claim in Bankruptcy.
Dealer acknowledges and agrees that this Confirmation is not intended to convey it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Issuer’s bankruptcy.
18.Jurisdiction.
THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS. NOTHING IN THIS PROVISION SHALL PROHIBIT A PARTY FROM BRINGING AN ACTION TO ENFORCE A MONEY JUDGMENT IN ANY OTHER JURISDICTION.
19.Jury Waiver.
EACH PARTY HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF THE OTHER PARTY OR THE OTHER PARTY’S AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.
20.Counterparts.
This Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Confirmation by signing and delivering one or more counterparts. Delivery of an executed signature page by facsimile or electronic transmission (e.g., “pdf” or “tif”), or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law, e.g., www.docusign.com, shall be effective as delivery of a manually executed counterpart hereof.
21.U.S. Resolution Stay.
The parties acknowledge and agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Protocol Covered Agreement, Dealer shall be deemed a Regulated Entity and Issuer shall be deemed an Adhering Party; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Covered Agreement, Dealer shall be deemed a Covered Entity and Issuer shall be deemed a Counterparty Entity; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Issuer shall be deemed a “Counterparty Entity.” In the event that, after the date of the Agreement, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between the Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “the Agreement” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Dealer replaced by references to the covered affiliate support provider.
“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.
22.Tax Matters.
Issuer represents that it is (i) a corporation for U.S. federal income tax purposes and is organized under the laws of Delaware and (ii) a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes. Issuer shall provide to Dealer a valid U.S. Internal Revenue Service Form W-9, or any successor thereto, (i) on or before the date of execution of this Confirmation and (ii) promptly upon learning that any such tax form previously provided by Issuer has become obsolete or incorrect. Dealer represents that it is a national banking association organized under the laws of the United States, an exempt recipient under Section 1.6049-4(c)(1)(ii) of the United States Treasury Regulations, and a “U.S. person” within the meaning of Section 7701(a)(30) of the Code.
Notwithstanding any provision in this Confirmation to the contrary, in connection with Section 1.6011-4 of the Treasury Regulations, the parties hereby agree that each party (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.
23.CARES Act.
Issuer acknowledges that the Transaction constitutes a purchase of its equity securities. Issuer further acknowledges that, pursuant to the provisions of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), Issuer would be required to agree to certain time-bound restrictions on its ability to purchase its equity securities if it receives loans, loan guarantees or direct loans (as that term is defined in the CARES Act) under section 4003(b) of the CARES Act. Issuer further acknowledges that it may be required to agree to certain time-bound restrictions on its ability to purchase its equity securities if it receives loans, loan guarantees or direct loans (as that term is defined in the CARES Act) under programs or facilities established by the Board of Governors of the Federal Reserve System for the purpose of providing liquidity to the financial system (together with loans, loan guarantees or direct loans under section 4003(b) of the CARES Act, “Governmental Financial Assistance”). Accordingly, Issuer represents and warrants that it has not applied for, and prior to the termination or settlement of the Transaction, will not apply for Governmental Financial Assistance under any governmental program or facility that (a) is established under the CARES Act or the Federal Reserve Act, as amended, and (b) requires, as a condition of such Governmental Financial Assistance, that Issuer agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Issuer.
24.Delivery Procedures and Limitation.
Notwithstanding anything to the contrary in this Confirmation, Issuer acknowledges and agrees that, on any day, Dealer (or its agent or affiliate) shall not be obligated to deliver or receive any Shares to or from Issuer and Issuer shall not be entitled to receive any Shares if such receipt or delivery would result in Dealer directly or indirectly beneficially owning (as such term is defined for purposes of Section 13(d) of the Exchange Act) at any time in excess of 4.9% of the outstanding Shares. Any purported receipt or delivery of the Shares shall be void and have no effect to the extent (but only to the extent) that such receipt or delivery of such Shares would result in Dealer directly or indirectly so beneficially owning in excess of 4.9% of the outstanding Shares. If, on any day, any delivery or receipt of the Shares by Dealer (or its agent or affiliate) is not effected, in whole or in part, as a result of this provision, Dealer’s and Issuer’s respective obligations to make or accept such receipt or delivery shall not be extinguished and such receipt or delivery shall be effected over time as promptly as Dealer reasonably determines that such receipt or delivery would not result in Dealer directly or indirectly beneficially owning in excess of 4.9% of the outstanding Shares.
Remainder of Page Intentionally Blank

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to us.
Confirmed as of the date first written above:

VISTEON CORPORATION

By: /s/ Jerome Rouquet
Name: Jerome Rouquet
Title: SVP & Chief Financial Officer

[Signature Page to ASR Confirmation]

BANK OF AMERICA, N.A.

By: /s/ Jake Mendelsohn
Name: Jake Mendelsohn
Title: Managing Director

[Signature Page to ASR Confirmation]